Exhibit 99.1

Horizon Technology Finance Provides First Quarter 2021 Portfolio Update

- Originates $51.0 Million of New Loans -

- Grows Debt Portfolio Quarter-over-Quarter -

Farmington, Connecticut – April 7, 2021 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon,” “We,” “Our” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today provided its portfolio update for the first quarter ended March 31, 2021.

“The momentum Horizon saw in terms of originations toward the end of 2020 nicely carried into the first quarter, as Horizon once again grew its portfolio, originating $51 million of loans to new and existing portfolio companies,” said Gerald A. Michaud, President of Horizon. “The increased visibility and capacity of the venture lending brand and platform of Horizon and its investment adviser, Horizon Technology Finance Management LLC (“HTFM”), helped Horizon attract quality investment opportunities in emerging companies with unique and innovative technologies, skilled management and significant growth potential. Horizon also received $17 million in loan prepayments during the quarter, which provided accelerated income to Horizon, further validated its predictive pricing strategy and included the full repayment of a credit on non-accrual. Horizon continues to maintain a robust backlog and, with HTFM’s deep pipeline of new investment opportunities, we expect to further drive portfolio growth and additional value to our shareholders.”

First Quarter 2021 Portfolio Update

Originations

During the first quarter of 2021, a total of $69.5 million of loans funded through the HTFM platform, including eight loans totaling $51.0 million funded by Horizon as follows:

•	$10.0 million to a new portfolio company, an oral health company that designs and delivers products and professional dental services.
•	$7.5 million to a new portfolio company, a provider of end-to-end hardware and software contactless dining solutions.
•	$7.0 million to a new portfolio company, a developer of predictive analytics solutions for supply chain and logistics professionals.
•	$7.0 million to an existing portfolio company, Getaround, Inc., a peer-to-peer car sharing platform.
•	$6.0 million to a new portfolio company, Primary Kids, Inc., an online baby and children’s clothing brand.
•	$5.0 million to a new portfolio company, Clara Foods, Inc., a developer of animal-free proteins as ingredients for food and beverages.
•	$5.0 million to an existing portfolio company, a developer of a software-defined composable infrastructure platform.
•	$3.5 million to a new portfolio company, InfoBionic, Inc., a developer of an FDA-cleared SaaS remote monitoring system to help treat cardiac arrhythmia.

Liquidity Events

Horizon experienced liquidity events from three portfolio companies in the first quarter of 2021, including principal prepayments of $17.2 million and warrant proceeds totaling $0.8 million, compared to $17.3 million of principal prepayments and $1.4 million of success fee, warrant proceeds and equity during the fourth quarter of 2020:

•	In February, Horizon received proceeds totaling $0.8 million upon the exercise and sale of warrants, in OnTrak, Inc. (NASDAQ: OTRK).
•	In March, a portfolio company prepaid its outstanding principal balance of $9.7 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in the company.
•	In March, IgnitionOne, Inc. prepaid its outstanding principal balance of $7.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee.

Principal Payments Received

During the first quarter of 2021, Horizon received regularly scheduled principal payments on investments totaling $4.7 million, compared to regularly scheduled principal payments totaling $4.5 million during the fourth quarter of 2020.

Commitments

During the first quarter ended March 31, 2021, Horizon closed new loan commitments totaling $48.5 million to six companies, compared to new loan commitments of $103.1 million to eight companies in the fourth quarter of 2020.

Pipeline and Term Sheets

As of March 31, 2021, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $94.0 million to 18 companies. This compares to a Committed Backlog of $106.5 million to 16 companies as of December 31, 2020. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

During the quarter, HTFM signed term sheets to potentially provide up to $92.0 million of new debt investments and ended the quarter with $102.5 million of unfunded loan approvals and commitments. These opportunities are subject to underwriting conditions including, but not limited to, the completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with HTFM’s allocation policy. Accordingly, there is no assurance that any or all of these transactions will be completed or funded by Horizon.

Capital Markets Activity – Warrant and Equity Portfolio

As of March 31, 2021, Horizon held a portfolio of warrant and equity positions in 68 portfolio companies, including 60 private companies, which provides the potential for future additional returns to Horizon’s shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Portland, Maine, Austin, Texas, and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819